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                                                                    EXHIBIT 99.1

                                        NEWS RELEASE

                                        FROM CRYSTAL OIL COMPANY
                                        PO BOX 21101 SHREVEPORT, LOUISIANA 71120
                                        TELEPHONE 318-222-7791

                                        CONTACT:  JEFF BALLEW


FOR IMMEDIATE RELEASE

         Crystal Oil Company (AMEX:COR) today announced that it has entered into an agreement to acquire various proved producing and undeveloped reserves in the Bethany-Longstreet and Holly Fields in DeSoto Parish, Louisiana for a total cash purchase price of $12,000,000. The properties, which are located in North Louisiana had at March 1, 1997, estimated net proved reserves in excess of 28 billion cubic feet of gas and 38,000 barrels of condensate. Crystal currently contemplates drilling approximately 20 wells in the fields over the next three years, beginning later this year, to supplement the existing 16 producing wells. Crystal does not currently contemplate any substantial increase in the number of its employees and will consolidate the acquired operations with its current exploration and production activities in Louisiana, Mississippi and Texas.

         Crystal currently anticipates funding the acquisition and the future capital expenditures relating to the acquisition through a combination of a forward sale of production and the establishment of various hedge positions. Crystal may, however, utilize a portion of its existing cash for the acquisition.

         The acquisition of the properties, which has an effective date of March 1, 1997, is subject to various conditions, including completion of title and environmental reviews. Crystal currently anticipates a closing of the transaction by the end of May.

         This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 concerning the proposed acquisition and the anticipated production therefrom and financing thereof. Although Crystal currently anticipates the closing of the transaction and the realization of the production from the properties to be acquired, there can be no assurance that the transaction will close or that the anticipated production from the field will be realized. The benefits from the acquisition will also be subject to changes in the prevailing prices of natural gas, the ability of Crystal to protect the financing currently contemplated to be effected by it and its ability to develop the properties to be acquired.

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May 8, 1997